Exhibit 4.9(iv)

Portions of this exhibit have been omitted in accordance with Form 20-F’s Instructions as to Exhibits.

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED.

Working Capital Loan Contract

Contract No.: LD01

Lender: Industrial Bank Co., Ltd. Shanghai Shizhong Sub-branch

Domicile: Room 01, North Side, 1st and 2nd Floors, No. 600 North Chengdu Road, Shanghai

Legal Representative / Person in Charge: Cao Dongsheng

Borrower: WIPO (Shanghai) New Energy Technology Co. Ltd.

Domicile: 3rd Floor, Building 19, No. 8, No. 498 Guoshoujing Road, China (Shanghai) Pilot Free Trade Zone

Legal Representative / Person in Charge: Liu Yuejin

Place of Contract Execution: Jing'an District, Shanghai

Important Notice Before Signing

To protect your rights and interests, please read carefully and verify the following matters before signing this contract:

1. You and your company have the right to sign this contract. If consent from others is required by law, you and your company have obtained full authorization. If the processing of others' personal information is involved, you and your company have obtained their written consent authorizing Industrial Bank to process their personal information.

2. You and your company have carefully read and fully understood the terms of this contract, and have paid particular attention to the content concerning assumption of liability, exemption or reduction of Industrial Bank's liability, handling of personal information, and other content that has a material bearing on your and your company's interests, as well as content in bold type.

3. You and your company have fully understood the meaning of the contractual terms and their corresponding legal consequences, and are willing to accept these terms.

4. You and your company have paid particular attention to the terms requiring you and your company to use the credit funds in accordance with the agreed purpose, the terms prohibiting misappropriation of credit funds (including but not limited to using credit funds to purchase or invest in real estate), and the requirement to issue a fund usage undertaking letter to Industrial Bank. You and your company are fully aware and understand that Industrial Bank will, in response to any misappropriation of credit funds, take measures including accelerating the loan, ceasing disbursement of undrawn loans/financing under this contract, ceasing payment of unpaid loans/financing under this contract, reducing or terminating the credit facility, and downgrading the loan risk classification, and will pursue the legal liability of you and your company.

5. By signing this contract, you and the relevant individuals confirm and authorize Industrial Bank to process your and the relevant individuals' personal information and to retain it for the period prescribed by Industrial Bank. You and the relevant individuals acknowledge the rights to be informed, to decide, to withdraw consent, and to restrict or refuse third-party processing of personal information. Industrial Bank has provided services such as notification and decision-making regarding personal information processing through diverse means (including but not limited to on-site notification). If you and the relevant individuals intend to withdraw, restrict, or refuse the authorization for Industrial Bank to process personal information, this may be handled in accordance with this contract or Industrial Bank's management procedures.

6. The contract text provided by Industrial Bank is a model text only. Blank lines are left after relevant clauses, and a "Supplementary Provisions" section is added at the end of the contract, for the parties to modify, supplement, or delete provisions.

7. If you and your company have any questions about this contract, or if you and your company discover any illegal or non-compliant matters concerning the contract or the fee items thereunder, please promptly call Industrial Bank's telephone number or file a complaint or make an inquiry directly at an Industrial Bank business outlet. Contact telephone: [REDACTED].

Pursuant to the borrower's application and the lender's review and approval, the lender agrees to grant the borrower a working capital loan. To clarify the rights and obligations of both parties and to uphold credit, the contracting parties, through equal negotiation and in accordance with the relevant laws and regulations of the People's Republic of China, hereby enter into this contract for mutual compliance.

The lender and the borrower confirm that the loan under this contract falls under the following situation: Item II.

(I) This contract is a sub-contract of the Credit Facility Contract (i.e., the master contract) numbered [blank] dated [blank], signed between the lender and the borrower. The loan amount under this contract shall be counted toward the credit facility amount under the Credit Facility Contract. For foreign currency loans, the amount shall be converted into RMB at the middle rate published by the lender on the date of signing this contract and counted toward the credit facility amount.

(II) This contract is an independent legal instrument entered into between the lender and the borrower.

Article 1 Definitions and Interpretation

Unless the contracting parties otherwise agree in writing, the following terms in this contract shall be defined and interpreted as follows:

1. "Working capital loan" means a loan in RMB or foreign currency applied for by the borrower and granted by the lender for the borrower's daily operational turnover.

2. "Creditor's rights" or "principal creditor's rights" means the creditor's rights (comprising principal, interest, penalty interest, compound interest, liquidated damages, compensation for damages, and the creditor's costs of enforcing its rights, etc.) arising from the financing provided by the lender (creditor) to the borrower (debtor) under this contract upon the borrower's application and the lender's review and approval. The creditor's rights held by the lender against the borrower under this contract correspond to the borrower's indebtedness to the lender under this contract.

"Creditor's costs of enforcing its rights" means litigation (arbitration) fees, attorney's fees, travel expenses, enforcement fees, preservation fees, and other costs of enforcing creditor's rights incurred by the lender when enforcing its rights through litigation, arbitration, application to a notary institution for issuance of an enforcement certificate, or other means.

3. The following terms in Article 5 of this contract shall be defined and interpreted as follows:

"Fixed interest rate" means an interest rate that remains unchanged during the loan term. In the case of multiple drawdowns, it means the interest rate remains unchanged from the actual disbursement date of each drawdown to the maturity date of the loan under this contract.

"Floating interest rate" means an interest rate that changes during the loan term at the intervals and by the margins agreed by the borrower and the lender.

"Floating period" means the frequency at which the loan interest rate changes as agreed by the borrower and the lender. During a floating period, the loan interest rate is determined by applying the pricing formula agreed in the contract to the benchmark reference rate for that period and remains unchanged throughout the floating period. Upon expiry of one floating period and entry into the next, the loan interest rate is determined by applying the pricing formula agreed in the contract to the benchmark reference rate for the new floating period and remains unchanged throughout that period.

"Benchmark reference rate" means the rate standard used to determine the loan interest rate under this contract, including but not limited to quoted rates published by China or relevant countries, regions, or markets, such as LPR, SHIBOR, SOFR, SOFR Term Rate, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, the PBOC RMB deposit benchmark interest rate, etc.

"LPR" means the Loan Prime Rate calculated and published by the National Interbank Funding Center authorized by the People's Bank of China. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the LPR on T-1, where "T" is the date on which the loan interest rate is determined and "T-1" is the working day immediately preceding that date.

"SHIBOR" means the Shanghai Interbank Offered Rate published by the National Interbank Funding Center and applicable on the same day.

"SOFR" means the Secured Overnight Financing Rate, denominated in USD. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the SOFR on T-5, where "T" is the date on which the loan interest rate is determined and "T-5" is the fifth working day preceding that date.

"SOFR Term Rate" means the CME Term SOFR Reference Rate, denominated in USD. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the SOFR Term Rate on T-2, where "T" is the date on which the loan interest rate is determined and "T-2" is the second working day preceding that date.

"€STR" means the Euro Short-Term Rate, denominated in EUR. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the €STR on T-5, where "T" is the date on which the loan interest rate is determined and "T-5" is the fifth working day preceding that date.

"SONIA" means the Sterling Overnight Index Average, denominated in GBP. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the SONIA on T-5, where "T" is the date on which the loan interest rate is determined and "T-5" is the fifth working day preceding that date.

"TSRR" means the Term Rate of the Sterling Overnight Index Average, denominated in GBP. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the TSRR Term Rate on T-2, where "T" is the date on which the loan interest rate is determined and "T-2" is the second working day preceding that date.

"TONA" means the Tokyo Overnight Average Rate, denominated in JPY. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the TONA on T-5, where "T" is the date on which the loan interest rate is determined and "T-5" is the fifth working day preceding that date.

"SARON" means the Swiss Average Rate Overnight, denominated in CHF. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the SARON on T-5, where "T" is the date on which the loan interest rate is determined and "T-5" is the fifth working day preceding that date.

"HIBOR" means the Hong Kong Interbank Offered Rate for HKD in the Hong Kong financial market. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the HIBOR on T-2, where "T" is the date on which the loan interest rate is determined and "T-2" is the second working day preceding that date.

"SIBOR" means the Singapore Interbank Offered Rate, applicable only to SGD. In accordance with banking practice, both parties agree that the benchmark reference rate rule under this contract shall be the SIBOR on T-2, where "T" is the date on which the loan interest rate is determined and "T-2" is the second working day preceding that date.

"PBOC RMB deposit benchmark interest rate" means the RMB deposit benchmark interest rate published by the People's Bank of China and applicable on the same day.

The currency and specific value of LPR, SHIBOR, SOFR, SOFR Term Rate, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, and the PBOC RMB deposit benchmark interest rate as determined under the applicable benchmark reference rate rules under this contract shall be subject to the results queried from the core banking system of Industrial Bank. The interest rate determination date may be the actual loan disbursement date, the contract signing date, or the repricing date.

"Loan interest rate" means the effective interest rate under this contract formed by applying the loan interest rate pricing formula agreed by the contracting parties through negotiation, based on the benchmark reference rate on the interest rate determination date, with an add-on or subtract-on spread.

4. "Material transaction" as referred to in Article 13 of this contract means (including but not limited to): any transaction that is certain to occur or may potentially occur that materially affects the borrower's fundamental corporate structure, change of shareholders, contingent liabilities, cash flow, profitability, core trade secrets, core competitiveness, material assets, material creditor's rights and debts, debt repayment ability, or ability to perform this contract, or any other transaction that the lender and/or the borrower considers to constitute a material transaction.

5. "Material event" as referred to in Article 13 of this contract means (including but not limited to): any event that is certain to occur or may potentially occur that materially affects the ability of the borrower's senior management to perform their duties, the dismissal or termination of employees engaged in the company's core business, the company's core trade secrets, core competitiveness, fundamental corporate structure, change of shareholders, contingent liabilities, continued existence, legality of business operations, stability, development, profitability, debt repayment ability, or ability to perform this contract, as well as any other event that the lender and/or the borrower considers to constitute a material event.

6. In this contract, "working day" means a day other than a statutory holiday or weekend in the People's Republic of China (excluding the Hong Kong SAR, Macao SAR, and Taiwan region). In this contract, "business day" means a business day of the lender's bank. During contract performance, if a drawdown or repayment date falls on a non-business day, it shall be postponed to the next business day.

Article 2 Loan Amount

The lender agrees to grant the borrower a loan in the currency of RMB, in the amount (in words): Seven Million Yuan only.

Article 3 Loan Purpose

This loan shall be used for daily operational turnover including upstream procurement. The borrower shall not use the loan for any other purpose without the lender's written consent.

Article 4 Loan Term

1. The loan term is 12 months, from December 11, 2024 to December 10, 2025.

2. In the case of a single drawdown, the drawdown date shall be the actual disbursement date recorded in the loan receipt or loan voucher. If the actual disbursement date is later than the loan disbursement date recorded in the preceding clause, the loan maturity date shall be postponed accordingly.

3. The loan drawdown schedule is as follows: [blank].

The borrower shall submit a drawdown application to the lender three working days prior to each drawdown date or at such other time as the lender may require in writing.

If the borrower fails to draw down the loan in accordance with the drawdown schedule and amounts agreed above, the lender shall be entitled to require the borrower to pay liquidated damages at [blank] per ten-thousandth of the loan amount that should have been drawn down for that period. If the borrower is a small or micro enterprise that qualifies under relevant state regulations or policies, this liquidated damages charge shall not apply.

4. Subject to satisfaction of the drawdown conditions precedent under Article 6 of this contract, the lender shall disburse the loan funds in accordance with Article 7 of this contract.

5. The lender shall be entitled to adjust the loan drawdown schedule as it deems appropriate based on whether the loan satisfies relevant laws, regulations, and policies, the drawdown conditions precedent under this contract, the loan fund payment conditions, the timing of execution of corresponding security contracts and completion of security procedures, and other factors the lender considers necessary.

6. In the case of multiple drawdowns, the drawdown date for each disbursement shall be the actual disbursement date recorded in the loan receipt or loan voucher, with a uniform maturity date — i.e., each tranche disbursed separately shall share the same maturity date as determined by the loan receipt or loan voucher for the first drawdown.

7. If the lender accelerates the loan under the circumstances provided in this contract, the loan maturity date shall be deemed accelerated accordingly.

Article 5 Loan Interest Rate and Interest Collection

1. Loan Interest Rate (meaning the annualized interest rate calculated using the simple interest method; likewise below)

(1) The benchmark reference rate shall be determined in accordance with the following: Item I.

(I) LPR, 1-year tenor.

(II) SHIBOR, [blank] tenor.

(III) SOFR.

(IV) SOFR Term Rate, [blank] tenor.

(V) €STR.

(VI) SONIA.

(VII) TSRR, [blank] tenor.

(VIII) TONA.

(IX) SARON.

(X) HIBOR, [blank] tenor.

(XI) SIBOR, [blank] tenor.

(XII) PBOC RMB deposit benchmark interest rate, [blank] tenor.

For RMB fixed-rate loans, LPR shall be selected as the benchmark reference rate. The benchmark reference rate shall be used within the currency scope specified for that rate in the "Definitions and Interpretation" article above.

(2) Loan interest rate pricing formula: Loan interest rate = benchmark reference rate + 0% or - [blank]%.

(3) The loan interest rate shall be determined in accordance with the following: Item I.

(I) Fixed interest rate. The rate shall be determined as follows: Method B.

A. The loan interest rate shall be determined based on the benchmark reference rate on the actual disbursement date and the pricing formula, and shall remain unchanged from the actual disbursement date of each drawdown to the maturity date of the loan under this contract.

B. The fixed loan interest rate is agreed at an annualized rate of 3.1% based on the benchmark reference rate on the contract signing date and the pricing formula. If the benchmark reference rate is adjusted on the actual disbursement date, the add-on/subtract-on spread in the pricing formula shall be adjusted accordingly, and the annualized rate agreed in this contract shall remain unchanged.

(II) Floating interest rate. The loan interest rate shall be determined based on the benchmark reference rate on the actual disbursement date and each repricing date, with interest calculated in segments. The repricing date shall be determined as follows: Method [blank].

A. The floating period is [blank] (month/quarter/half-year/year). The corresponding date at the end of each full period from the actual loan disbursement date shall be the contract repricing date; if there is no corresponding date in that month, the last day of that month shall be the corresponding date.

B. Where SOFR, €STR, SONIA, TONA, or SARON is used as the benchmark reference rate, each interest calculation date within the interest period (i.e., each calendar day during the loan period) shall be the contract repricing date.

(III) Other interest rate methods: [blank].

(4) The benchmark reference rate applicable to the loan under this contract shall be determined on the actual disbursement date (or repricing date, if any) of each drawdown. During the loan term, unless otherwise agreed in this contract, if the loan interest rate is adjusted in accordance with the contract, the borrower need not be further notified.

(5) If, during the term of a loan disbursed under this contract, China or the relevant country/region abolishes the benchmark reference rate under this contract, or the market ceases to publish the benchmark reference rate, or regulatory authorities so require, the lender shall be entitled to re-determine the loan interest rate based on the interest rate policies prevailing in China or the relevant country/region at that time, following the principles of fairness and good faith and with reference to industry practice and interest rate conditions, and shall notify the borrower. If the borrower has any objection, it shall negotiate with the lender. If no agreement is reached within five working days from the date of the lender's notice, the lender shall be entitled to accelerate the loan, and the borrower shall immediately repay the remaining principal and interest. If the lender or state or regulatory policies then require the borrower to enter into supplementary agreements on relevant matters, the borrower shall cooperate.

2. Method of Loan Interest Repayment

(1) Calculation of loan interest. Interest on the loan in RMB or foreign currency shall accrue from the date on which the lender transfers the funds to the borrower's account in accordance with this contract. Daily accrued interest = daily loan balance × daily interest rate. Conversion between daily and annual interest rates shall be carried out in accordance with PBOC regulations and international practice.

(2) Loan interest shall be repaid in accordance with the following: Item I.

(I) The 21st day of each quarter-end month shall be the interest payment date. The borrower shall pay the current period's loan interest to the lender on each interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(II) The corresponding date (if there is no corresponding date in that month, the last day of that month shall be the corresponding date) at the end of each full [blank] (month/quarter/half-year/year) from the actual loan disbursement date shall be each interest payment date. The borrower shall pay the current period's loan interest to the lender on each interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(III) The first interest payment date shall be [blank]. The corresponding date (if there is no corresponding date in that month, the last day of that month shall be the corresponding date) at the end of each full [blank] (month/quarter/half-year/year) from the first interest payment date shall be each subsequent interest payment date. The borrower shall pay the current period's loan interest to the lender on each interest payment date, and shall settle the remaining principal and interest upon loan maturity.

(IV) Other repayment methods: [blank].

3. Penalty Interest and Compound Interest

(1) If the borrower fails to use the loan in accordance with the agreed purpose under this contract, the lender shall be entitled to charge penalty interest on the misappropriated loan from the date of misappropriation at a penalty interest rate equal to the loan interest rate plus 100%. If the borrower fails to repay the loan on schedule and has not reached agreement with the lender on an extension, i.e., the loan is overdue, the lender shall be entitled to charge penalty interest on the overdue loan from the date of default at a penalty interest rate equal to the loan interest rate plus 50%. On unpaid interest (including interest before and after loan maturity, misappropriation penalty interest, and overdue penalty interest), the lender shall be entitled to charge compound interest at the overdue penalty interest rate agreed in this contract. Where the same loan is both overdue and used contrary to the agreed purpose, the higher penalty interest rate shall apply.

(2) If the loan interest rate is a fixed interest rate, the penalty interest rate shall also be a fixed interest rate. If the loan interest rate is a floating interest rate, the penalty interest rate shall also be a floating interest rate, with its floating period consistent with that of the loan interest rate.

(3) Penalty interest and compound interest shall be collected in the same manner as the loan interest repayment method agreed in this contract.

Article 6 Drawdown Conditions Precedent

1. The borrower may apply to the lender for disbursement of the loan under this contract only after satisfying all of the following drawdown conditions precedent required by the lender:

(1) The borrower has delivered the following documents to the lender, and the circumstances set forth therein have not changed and remain valid, or the borrower has provided explanations satisfactory to the lender regarding any changes:

a. Loan application letter, the principal contents of which include but are not limited to: name of the loan project, amount, purpose, term, repayment plan, and repayment source, etc.;

b. The borrower's valid and effective business license, articles of association, loan card and password/credit code, list and specimen signatures of the legal representative, board members, key responsible persons, and financial officer registered with the administration for industry and commerce, valid identity documents of the legal representative or authorized representative, written consent of the legal representative or authorized representative and relevant natural persons permitting the lender to collect and process their personal information, and other corporate documents the lender deems necessary;

c. A genuine, lawful, and valid resolution of the board of directors or shareholders' meeting, adopted at a meeting convened in accordance with statutory procedures with the statutory quorum of directors or shareholders voting in favor, approving the borrower's application for the loan under this contract, specifying the loan purpose, and accepting the various loan conditions required by the lender, or other documents the lender deems necessary;

d. Annual reports for the past three years (with audit reports and notes) acceptable to the lender, and the most recent period's and prior-year comparable period's financial statements; for a borrower established for less than three years, reports for each year since establishment;

e. Information on related parties and related-party transactions;

f. For a temporary working capital loan application, relevant contracts, vouchers, or materials such as procurement contracts, order contracts, and debt instrument proofs;

g. If a mortgage/pledge security method is to be adopted, the ownership certification materials and appraisal value report for the mortgaged/pledged property shall be provided, and the mortgage/pledge registration procedures required by applicable laws and regulations shall have been duly completed, with the original ownership certificates, registration certificates, and other documents delivered to the lender for safekeeping as required by the lender. If a third-party guarantee is to be adopted, relevant guarantee materials shall be provided with reference to items a through d above, and the guarantee contract shall have become effective. The aforesaid security shall remain continuously valid;

h. If the lender requires insurance to be obtained on the mortgaged/pledged property, the insurance procedures naming the lender as the first beneficiary shall have been completed, and the original insurance policy shall have been delivered to the lender for safekeeping, and such insurance shall remain continuously valid. Where the borrower provides a mortgage/pledge, the borrower hereby assigns to the lender the right to claim insurance proceeds arising from an insured event;

i. For enterprises in special industries, the special industry production and operation permit or enterprise qualification grade certificate issued by the competent approval authority shall be provided;

j. If either party to this contract requires notarization or other procedures, the relevant notarization procedures shall have been completed;

k. The borrower has opened an account with the lender as required by the lender and voluntarily accepts the lender's credit supervision and payment and settlement supervision;

l. For a foreign currency project loan application, a valid proof of foreign currency loan purpose and approval documents from the relevant authorities shall be provided, and the loan shall comply with relevant foreign exchange control policies;

m. VAT, business tax, and income tax returns as required by the lender;

n. The borrower has issued a credit fund usage undertaking letter as required by the lender;

o. The borrower and relevant natural persons have issued written consent permitting the lender to process their personal information as required by the lender;

p. Other documents, reports, vouchers, and materials required by the lender.

(2) The borrower is lawfully established, its production and operations are lawful and compliant, it has the capacity for ongoing operations, and it has a lawful source of repayment.

(3) The loan purpose is clear, lawful, and compliant.

(4) All representations and undertakings made by the borrower under Article 11 of this contract remain true and valid. No event of default or potential event of default has occurred as of the drawdown application date or prior thereto.

(5) The borrower has completed the loan receipt or loan voucher relating to the drawdown. The loan receipt or loan voucher is an integral part of this contract and has the same legal effect. If there is any inconsistency between the loan amount, loan term, loan interest rate, etc. under this contract and those recorded in the loan receipt or loan voucher, the loan receipt or loan voucher shall prevail.

(6) The borrower has a good credit standing with no material adverse records. If the borrower is a newly established legal person, its controlling shareholder shall have a good credit standing (the borrower shall provide written consent of the natural person controlling shareholder permitting the lender to collect and process their personal information) with no material adverse records.

(7) Other drawdown conditions precedent required by the lender.

2. The lender's performance of its obligations under this contract is premised on the satisfaction of the drawdown conditions precedent set forth in this article. The lender shall be entitled to unilaterally reduce or waive certain drawdown conditions precedent, and neither the borrower nor the guarantor may rely on such conditions as a defense against the lender.

3. The lender shall be entitled to appropriately adjust the loan disbursement based on factors including whether the financing project complies with relevant laws, regulations, and policies, the drawdown conditions precedent required by the lender, the timing of execution of corresponding security contracts and completion of security procedures, etc.

4. The borrower hereby agrees: if, after execution of this contract, any drawdown by the borrower fails to satisfy the drawdown conditions precedent or loan fund payment conditions under this contract, the lender shall be entitled to cease disbursement, cease payment of loan funds, or rescind this loan contract, and any liability or loss arising therefrom shall be borne by the borrower. If the lender rescinds the contract, it shall notify the borrower. The borrower's objection period is five working days, commencing from the date the rescission notice is served on the borrower in the manner agreed in this contract. If the borrower raises no objection, this contract shall be automatically rescinded upon expiry of the objection period. If the borrower raises an objection but the parties still fail to reach agreement within five working days after expiry of the objection period, the lender shall be entitled to accelerate the loan in accordance with this contract.

5. If, upon the lender's review, the borrower satisfies the drawdown conditions precedent under this contract, the lender shall disburse the loan funds in accordance with Article 7 of this contract.

Article 7 Account Monitoring and Loan Fund Payment

1. Account Monitoring

In accordance with applicable state laws, regulations, and regulatory requirements, the borrower undertakes to have satisfied the drawdown conditions precedent under the contract prior to applying for loan disbursement and to accept the lender's supervision over the use of loan funds in accordance with the agreed purpose. The lender shall be entitled to monitor the basic deposit account, general deposit account, and special deposit account opened by the borrower, and to supervise and control the disbursement, payment, and repayment of loan funds in accordance with the method agreed in this contract.

The borrower designates the following account as the dedicated fund return account and shall promptly provide information on fund inflows and outflows of this account:

Account name: [blank]

Account number: [blank]

Account opening bank: [blank]

The lender may, based on the borrower's credit standing, financing status, etc., negotiate with the borrower to separately enter into an account management agreement specifying the management of fund inflows and outflows of the designated account. The lender shall be entitled to accelerate the loan based on the borrower's fund return situation.

2. Loan Fund Payment

(1) The lender shall be entitled to manage and control the payment of loan funds using the lender's entrusted payment method or the borrower's self-payment method.

a. "Entrusted payment" by the lender means that, based on the borrower's drawdown application and payment instruction, the lender transfers the loan funds through the borrower's account to the borrower's transaction counterparty that conforms to the agreed purpose under this contract in a timely manner.

Where the entrusted payment method is adopted, before the loan funds are disbursed, the borrower shall provide relevant transaction materials conforming to the agreed purpose under this contract. Upon the lender's review and approval, the loan funds shall be transferred through the borrower's account to the borrower's transaction counterparty in a timely manner.

Where the entrusted payment method is adopted, if loan funds are returned after payment to the borrower's transaction counterparty due to rescission, dissolution, invalidity, or other reasons relating to the underlying transaction contract, the lender shall be entitled to accelerate the loan with respect to such returned loan funds in accordance with Article 12 of this contract.

b. "Self-payment" by the borrower means that, after the lender disburses the loan funds to the borrower's account based on the borrower's drawdown application, the borrower makes payment on its own to the borrower's transaction counterparty that conforms to the agreed purpose under this contract.

Where the self-payment method is adopted, the borrower shall periodically report a summary of loan fund payment to the lender. The lender shall be entitled to verify, through account analysis, document inspection, on-site investigation, and other means, whether loan payments conform to the agreed purpose and whether the borrower has circumvented entrusted payment by splitting payments into smaller amounts.

(2) Entrusted Payment

Loan fund payment shall be made through the lender's entrusted payment method under any of the following circumstances:

a. The borrower has newly established a credit business relationship with the lender and the borrower's internal credit rating with the lender is at or below Grade B. "Newly established credit business relationship" means the lender and the borrower have established a credit business relationship for the first time or no credit business relationship has existed between them within the preceding two years.

b. Working capital loan used for replacement purposes.

c. The payment recipient is clearly identified and the amount of a single payment to any one transaction counterparty of the borrower exceeds RMB 10 million (inclusive) (for foreign currency loans, the amount shall be converted at the middle rate published by the lender on the payment date).

d. Other circumstances: [blank].

Where entrusted payment is adopted, the lender shall in principle transfer the loan funds through the borrower's account to the borrower's transaction counterparty within five working days after loan disbursement. If entrusted payment cannot be completed due to reasons attributable to the borrower, the lender shall, upon negotiation and agreement with the borrower, complete the external payment within ten working days at the latest. If entrusted payment cannot be completed due to force majeure, the lender shall negotiate with the borrower to determine a reasonable payment timeframe.

(3) During the loan disbursement and payment process, if the borrower exhibits any of the following circumstances, the borrower shall, as required by the lender, supplement the loan disbursement and payment conditions. The lender shall be entitled to adopt stricter loan disbursement and payment conditions and to cease or suspend the disbursement and payment of loan funds, and to take corresponding measures in accordance with Article 14.2 of this contract:

a. Deterioration of credit standing;

b. Material deterioration of operational and financial condition;

c. Weak profitability of the principal business;

d. Abnormal use of loan funds or circumvention of entrusted payment;

e. Material breach of this contract;

f. Other circumstances deemed relevant by the lender.

Article 8 Repayment of Loan Principal and Interest

1. The loan principal under this contract shall be repaid in accordance with the following: Item II.

(I) Repayment of loan principal in installments, with the repayment amounts and dates as follows:

[blank schedule — not applicable]

If the lender adjusts the loan drawdown schedule, the installment repayment dates and amounts agreed in this clause shall remain unchanged, and the borrower shall repay the loan principal on schedule.

(II) Full repayment of the loan principal in a lump sum on the loan maturity date.

(III) Other methods of loan principal repayment: [blank].

2. The borrower shall repay the loan principal and interest under this contract to the lender in full and on time on the repayment dates and interest payment dates agreed in this contract.

3. If a repayment date falls on a day that is not a business day of the lender, repayment shall be postponed to the next business day of the lender, and such non-business day shall be counted as part of the actual days of loan utilization. When the borrower repays the final installment of loan principal, interest shall be settled together with the principal, without being subject to the interest payment date constraints under Article 5 of this contract.

4. If the borrower is unable to repay the loan under this contract on schedule and requires an extension, it shall submit a written loan extension application to the lender 10 working days prior to the maturity date of the loan. If the lender approves the extension upon review, the parties shall separately execute a Loan Extension Contract as a supplement to this contract.

The cumulative extension period for a loan with an original term of one year or less shall not exceed the original loan term. The cumulative extension period for a loan with an original term exceeding one year shall not exceed half the original loan term.

5. Prepayment

The borrower shall repay the loan principal and interest on the dates agreed in this contract.

If the borrower requests early partial or full repayment of loan principal and interest, it shall notify the lender in writing 10 working days in advance and obtain the lender's written consent. Upon the lender's written consent, after early partial repayment of loan principal and interest, the borrower shall negotiate with the lender to determine the subsequent number of repayments, repayment dates, and repayment amounts. Interest on the prepaid loan principal shall be calculated based on the actual period of use and at the loan interest rate agreed in this contract. The lender shall not adjust the loan interest already charged prior to prepayment.

If the borrower requests prepayment, the lender shall be entitled to require the borrower to pay liquidated damages at [blank] % of the prepaid amount. If the borrower is a small or micro enterprise that qualifies under relevant state regulations or policies, this liquidated damages charge shall not apply.

6. If the borrower fails to perform its obligations under this contract, the borrower hereby irrevocably authorizes the lender to, without judicial proceedings, directly deduct funds from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank, including but not limited to loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and the lender's costs of enforcing its rights, etc. The borrower agrees that the lender shall be entitled to determine the specific order of deduction. If the currency of the funds in the account differs from the loan currency, the lender shall be entitled to convert the funds at the middle rate published by the lender on the deduction date and make the deduction in the loan currency. If any account referred to in this clause involves wealth management products or structured deposits, the borrower hereby further irrevocably authorizes the lender to directly initiate redemption applications for the relevant products or take other necessary measures to ensure the lender's smooth deduction of the aforesaid amounts. The borrower shall provide all necessary cooperation.

Article 9 Security

1. The security contracts for this contract include but are not limited to the following:

(I) Guarantee Contract numbered BZ01, with the security method being guarantee, and the guarantor being Liu Yuejin.

(II) [blank] contract numbered [blank], with the security method being [blank], and the security provider being [blank].

(III) [blank] contract numbered [blank], with the security method being [blank], and the security provider being [blank].

(IV) [blank] contract numbered [blank], with the security method being [blank], and the security provider being [blank].

(V) [blank] contract numbered [blank], with the security method being [blank], and the security provider being [blank].

(VI) [blank] contract numbered [blank], with the security method being [blank], and the security provider being [blank].

2. In addition to the security contracts executed above, if exchange rate fluctuations occur or any other event that the lender considers may affect the borrower's or the guarantor's ability to perform occurs, the lender shall be entitled to require the borrower to provide additional margin or new security and execute the relevant security contracts, and the borrower shall cooperate as required by the lender.

3. Before the security contracts under this contract are fully executed and the security procedures are completed, the lender shall be entitled to withhold performance of its obligations under this contract, including loan disbursement.

Article 10 Rights and Obligations of the Parties

1. Rights and Obligations of the Lender

(1) Rights of the Lender:

a. The right to require the borrower to promptly provide truthful information, including personal information.

b. The right to require the borrower to repay the loan principal and interest on schedule.

c. The right to require the borrower to provide various materials related to the loan.

d. The right to understand the borrower's production, operations, and financial condition.

e. The right to supervise the borrower's use of the loan in accordance with the agreed purpose under this contract.

f. The right to supervise the loan usage and make requests.

g. Where the borrower owes multiple obligations of the same type to the lender, and the borrower's performance is insufficient or may be insufficient to discharge all obligations, the lender shall determine the specific order of discharge or deduction at the time of settlement.

h. The right to, without judicial proceedings, directly deduct loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and the lender's costs of enforcing its rights, etc. from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank. The borrower agrees that the lender shall be entitled to determine the specific order of deduction. If the currency of the funds in the account differs from the loan currency, the lender shall be entitled to convert the funds at the middle rate published by the lender on the deduction date and make the deduction in the loan currency. If any account referred to in this clause involves wealth management products or structured deposits, the borrower hereby further irrevocably authorizes the lender to directly initiate redemption applications for the relevant products or take other necessary measures to ensure the lender's smooth deduction of the aforesaid amounts.

i. The lender shall be entitled at any time to assign all creditor's rights and security interests under this contract to a third party without obtaining the borrower's consent. If the lender assigns the loan and security interests under this contract, the borrower shall remain liable for all obligations under this contract.

j. If the borrower fails to repay the loan principal and interest in accordance with this contract, or fails to make proper arrangements for repayment of principal and interest, or breaches any obligation under this contract, the lender shall be entitled to report and disclose the borrower's default and dishonesty information to the People's Bank of China and its established or approved credit reference institutions and credit reference systems, or to banking industry associations, banking regulatory authorities, or other administrative/judicial/supervisory authorities and their established or recognized information management systems, or to news media, and to take legal measures such as collection, litigation, arbitration, or application to a notary institution for issuance of an enforcement certificate, and may simultaneously adopt, or jointly adopt with other banking financial institutions, joint default and dishonesty disciplinary and rights-protection measures such as reducing or ceasing credit facilities, ceasing the opening of new settlement accounts, and ceasing the issuance of new credit cards to the borrower's legal representative or the borrower.

k. The right to unilaterally decide to accelerate the loan based on the borrower's fund return situation.

l. Upon the occurrence of exchange rate fluctuations or other circumstances that the lender considers may jeopardize the safety of its creditor's rights, the borrower shall be obliged to provide additional margin or other pledge security as required by the lender, or implement other risk mitigation measures acceptable to the lender.

m. In accordance with the relevant provisions of the Administrative Measures for the Capital of Commercial Banks, the lender may, without prior notice, revoke loan commitments at any time, or, due to deterioration of the borrower's credit standing, the lender may effectively and automatically revoke loan commitments. "Loan commitment" in this clause means the undrawn or not fully drawn loan under this contract. "Deterioration of credit standing" in this clause includes but is not limited to deterioration of credit or financial condition, weakening of repayment capacity (including contingent liabilities), or the occurrence of a borrower default event under this contract, as well as circumstances that may jeopardize the lender's creditor's rights.

n. If the borrower misappropriates the loan funds, the lender shall be entitled to require the borrower to rectify the situation and may take measures such as accelerating repayment of the loan or downgrading the loan risk classification.

o. The right to enjoy other rights provided by laws, regulations, rules, or this contract.

(2) Obligations of the Lender:

a. Disburse and pay the loan funds in accordance with this contract.

b. Maintain confidentiality with respect to the borrower's indebtedness, financial, production, and operational information, except under the following circumstances: (i) as required by laws and regulations; (ii) as required or mandated by regulatory authorities; (iii) disclosure to the lender's cooperative parties, and similar circumstances.

2. Rights and Obligations of the Borrower

(1) The borrower enjoys the following rights:

a. The right to draw down and use all loan proceeds in accordance with this contract.

b. The right to require the lender to maintain the confidentiality of materials provided by the borrower in accordance with this contract.

(2) Obligations of the Borrower:

a. Promptly provide the lender with truthful, complete, and valid documents and materials, including all account-opening banks, account numbers, and deposit and loan balances, as well as relevant personal information, and cooperate with the lender's investigations, examinations, and inspections.

b. Accept the lender's supervision or inspection of its use of credit funds and relevant production, operational, and financial activities, and promptly take reasonable measures in response to the lender's suggestions or requirements.

c. Use the loan in accordance with the agreed purpose under this contract, not misappropriate it for other uses, and ensure that it is not used for fixed asset investment or shareholder dividends; not use the loan to engage in equity investment; not use it for areas and purposes prohibited by the state for production/operation; not use the loan to speculate in securities or invest in financial assets; not use the loan to purchase real property or engage in/invest in real estate; not use the loan to engage in inter-enterprise or enterprise-to-individual lending activities; not use the loan to seek illegal income; not obtain credit funds through illegal means or otherwise misappropriate or divert the loan; not use the loan to engage in other illegal activities or areas that violate state laws and policies; and not use the loan to engage in areas prohibited by regulatory authorities for bank credit funds. If the borrower is a local financial organization and otherwise provided by relevant laws and regulations, such provisions shall prevail.

d. Accept the lender's account monitoring and loan fund payment management in accordance with Article 7 of this contract.

e. Repay the loan principal and interest in full and on time in accordance with this contract.

f. Not assign all or part of the obligations under this contract to a third party without the lender's written consent.

g. Not reduce its registered capital in any manner; not extend the subscription period for registered capital without the lender's written consent.

h. Notify the lender in writing at least 30 working days in advance and obtain the lender's written consent prior to any material matters such as merger, division, equity transfer, external investment that may affect its debt repayment capacity, provision of external guarantees, or material increase in debt financing, and actively implement safeguard measures to ensure the full and timely repayment of the loan principal and interest under this contract as required by the lender. The aforesaid material matters include but are not limited to:

(i) Applying for loans or incurring liabilities from banks or other third parties, or providing loans to third parties, or providing guarantees for third-party debts, or otherwise materially increasing debt financing, which affects or may affect the repayment of the loan principal and interest.

(ii) Undertaking material changes in property rights and adjustments to the mode of operation (including but not limited to entering into joint venture or cooperative contracts with foreign investors or Hong Kong, Macao, or Taiwan investors; revocation, closure, cessation of production, or conversion of production; division, merger, consolidation, or acquisition by another entity; restructuring, formation of or conversion into a joint-stock company; external investment that may affect its debt repayment capacity; contributing fixed assets such as buildings and machinery and equipment, or intangible assets such as trademarks, patents, proprietary technology, and land use rights, into a joint-stock company or investment company; or engaging in property rights or operational rights transactions through leasing, contracting, joint operation, or trusteeship).

(iii) Change of equity interest reaching [blank]% (including but not limited to equity transfer, trusteeship, custody, or pledge).

i. The borrower shall notify the lender in writing within seven working days from the occurrence or potential occurrence of any of the following circumstances, and actively implement safeguard measures to ensure the full and timely repayment of the loan principal and interest under this contract as required by the lender:

(i) Occurrence of material financial losses, asset losses, or other financial crises.

(ii) Occurrence of suspension of business, revocation or cancellation of business license, application for or declaration of bankruptcy, dissolution, or similar circumstances.

(iii) Occurrence of a material crisis in the operations or financial condition of the borrower's controlling shareholder or other affiliated companies that affects the borrower's normal operations.

(iv) Occurrence of personnel changes among the borrower's legal representative, directors, or senior management that affect the borrower's normal operations.

(v) Change of the guarantor's equity interest reaching [blank]% (including but not limited to equity transfer, trusteeship, custody, or pledge).

(vi) Occurrence of a material related-party transaction between the borrower and its controlling shareholder or other affiliated companies that affects the borrower's normal operations.

(vii) Occurrence of any litigation, arbitration, or criminal or administrative penalty that has a material adverse effect on the borrower's operations or financial condition.

(viii) Occurrence of any other material matter that may affect its debt repayment capacity.

j. At the lender's request (such request to be notified to the borrower in advance in a reasonable manner, unless advance notice is unnecessary due to the occurrence of an event of default or potential event of default or due to particular circumstances), permit the lender's representatives, during normal business hours, to engage in the following activities:

(i) Visit the premises where the borrower conducts its business operations.

(ii) Inspect the borrower's premises, facilities, plant, and equipment.

(iii) Examine the borrower's books, records, and all other records.

(iv) Inquire of the borrower's employees, agents, contractors, and subcontractors who know or may know relevant information required by the lender.

k. The borrower undertakes to maintain, during the loan term, its financial conditions such as current assets and net asset value, asset-liability ratio, and asset liquidity ratio within the following ranges required by the lender: [blank].

l. The borrower must sign for receipt of any demand letter or demand document sent by the lender or otherwise served, and return the acknowledgment to the lender.

Article 11 Representations and Undertakings of the Borrower

The borrower voluntarily makes the following representations and undertakings and shall bear legal liability for the truthfulness of their contents:

1. The borrower is a legally established and validly existing entity under the laws of the People's Republic of China with full civil capacity. The borrower undertakes to provide relevant certificates, permits, licenses, and other documents required by the lender upon the lender's request.

2. The borrower has sufficient capacity to perform all obligations and responsibilities under this contract, and its performance shall not be reduced or exempted by any directive, change in financial condition, or any agreement entered into with any entity.

3. The borrower has full authorization and legal right to execute this contract. The borrower has obtained and completed all internal approvals and authorizations or other relevant procedures necessary for the execution and performance of this contract, and has obtained and completed all necessary approvals, registrations, authorizations, consents, permits, or other relevant procedures of any government authority or other competent authority necessary for the execution and performance of this contract, and all approvals, registrations, consents, permits, authorizations, and other relevant procedures necessary for the execution of this contract remain fully lawful and valid.

4. The execution of this contract by the borrower fully conforms to the borrower's articles of association, and the borrower has thoroughly and carefully considered the effect and impact that all existing contracts or agreements binding upon the borrower may have on the borrower's performance of its obligations under this contract, and the borrower's execution and performance of this contract will not give rise to any default under any contract or agreement.

5. The execution and performance of this contract are based on the borrower's true intent. The loan financing complies with the requirements of laws and regulations, and the execution and performance of this contract do not violate any law, regulation, rule, or contractual provision binding upon the borrower. This contract is lawful, valid, and enforceable. If this contract is rendered invalid due to any defect in the borrower's rights at the time of execution and performance of this contract, the borrower shall immediately and unconditionally compensate the lender for all its losses.

6. All documents, financial statements, and other materials provided by the borrower to the lender under this contract are true, complete, accurate, and valid, and the borrower shall continuously maintain the various financial indicators required by the lender.

7. The borrower agrees that the loan business under this contract shall be governed by the lender's regulations, practices, and customs. The lender shall be entitled to accelerate the loan based on the borrower's fund return situation.

8. Where the borrower owes multiple obligations of the same type to the lender, and the borrower's performance is insufficient or may be insufficient to discharge all obligations, the lender shall determine the specific order of discharge or deduction.

9. If the borrower fails to perform its obligations under this contract, the borrower hereby authorizes the lender to, without judicial proceedings, directly deduct loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and the lender's costs of enforcing its rights, etc. from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank. The borrower agrees that the lender shall be entitled to determine the specific order of deduction. If the currency of the funds in the account differs from the loan currency, the lender shall be entitled to convert the funds at the middle rate published by the lender on the deduction date and make the deduction in the loan currency. If any account referred to in this clause involves wealth management products or structured deposits, the borrower hereby further irrevocably authorizes the lender to directly initiate redemption applications for the relevant products or take other necessary measures to ensure the lender's smooth deduction of the aforesaid amounts. The borrower shall provide all necessary cooperation.

10. Whether before or after execution of this contract, if the borrower submits any documents relating to a specific transaction to the lender for review, the borrower guarantees the authenticity of all such documents. The lender will only determine the apparent authenticity of the transaction documents. The lender neither participates in nor has knowledge of the substance of the specific transactions undertaken by the borrower, and assumes no liability whatsoever.

11. The borrower confirms that, except as already disclosed to the lender in writing, the borrower has not concealed any of the following events that have occurred or are about to occur and that might cause the lender not to agree to disburse the loan under this contract:

(i) Debts or contingent liabilities undertaken by the borrower, including but not limited to any mortgage, pledge, lien, or other encumbrance established over the borrower's assets or income that has not been disclosed to the lender.

(ii) Material disciplinary, illegal, or claimed events involving the borrower or its key management personnel.

(iii) Any event of default by the borrower under any creditor-debtor contract between the borrower and any other creditor.

(iv) The borrower has not been and is not subject to any pending litigation, arbitration, or administrative penalty against it or its property, or to the borrower's knowledge, any potential such proceedings, and no liquidation, suspension of business, or other similar proceedings have been initiated against the borrower, whether voluntarily or by a third party.

(v) Other circumstances that may affect the borrower's financial condition and debt repayment capacity.

12. The borrower undertakes to use the loan in accordance with the agreed purpose under this contract, not to misappropriate it for other uses or use it for any purpose that violates the agreed purpose of this contract. The borrower shall at all times accept and cooperate with the lender in loan payment management, post-loan management, and relevant inspections, and cooperate with the lender's supervision, inspection, and inventory of the borrower's use of loan funds and the borrower's production and operations, financial activities, inventory of goods and materials, assets and liabilities, bank deposits, cash holdings, and other matters, as well as any other measures the lender deems necessary or appropriate.

13. Provide full, valid, or other security acceptable to the lender that the lender deems appropriate. If the security under this contract involves a mortgage on real property, the borrower shall promptly notify the lender when it becomes aware that the mortgaged property will be demolished. If the mortgaged property is demolished: where the compensation takes the form of property rights exchange, the lender shall be entitled to require the borrower to repay the debt in advance, or to re-establish the mortgage and enter into a new mortgage agreement, and before the new mortgage registration is completed after the original mortgaged property is extinguished, a guarantor with guarantee capacity shall be provided; where the demolished property is compensated by way of monetary compensation, the borrower shall be responsible for requiring the mortgagor to continue to provide security for the principal creditor's rights by opening a dedicated margin account or issuing certificates of deposit, etc., using the demolition compensation funds.

14. The borrower shall not reduce its registered capital in any manner. Without the lender's prior written consent, the borrower shall not assign all or part of the obligations under this contract to a third party. Before all obligations under this contract are fully discharged, the borrower shall not, without the lender's written consent, prepay any debt owed to other creditors (excluding other branches of Industrial Bank).

15. Promptly notify the lender of any material adverse event affecting the borrower's debt repayment capacity, and obtain the lender's written consent before undertaking any material matters such as merger, division, equity transfer, external investment that may affect its debt repayment capacity, provision of external guarantees, or material increase in debt financing.

16. If the lender, in performing its obligations under this contract, becomes involved in litigation, arbitration, or other disputes with the borrower or any third-party entity related to the borrower, resulting in the lender being compelled to become embroiled in a dispute between the borrower and any third party, all costs such as litigation or arbitration fees and attorney's fees paid by the lender as a result shall be borne by the borrower.

17. All settlement business under this contract shall be handled by the borrower through a settlement account opened with the lender.

18. The borrower undertakes that the information it publicizes on the National Enterprise Credit Information Publicity System is true, complete, lawful, and valid, and undertakes to continuously consent to the lender's inquiry of both the enterprise's chosen public and non-public information in that system. If the lender requires capital verification, the borrower agrees to conduct capital verification as required by the lender and provide a capital verification report issued by a professional institution.

19. The borrower hereby declares and authorizes: the lender shall be entitled to conduct necessary investigations into the borrower's credit status in accordance with state laws, regulations, and relevant policies, including inquiring about the borrower's credit information from the state-established financial credit information basic database, and may, in accordance with the PBOC's requirements for the development of enterprise and individual credit reporting, submit relevant credit information to the state financial credit information basic database, and hereby permits such relevant information to be lawfully queried within the authorized scope.

20. The borrower hereby declares and authorizes: the lender shall be entitled to, in accordance with the information management requirements of administrative/judicial/supervisory authorities, banking regulatory authorities, banking industry associations, and other relevant bodies, submit information relating to this contract and other relevant information to the aforesaid authorities, institutions, and their established or recognized information management systems, and hereby permits such relevant information to be lawfully queried.

21. If the borrower defaults under this contract, or if circumstances occur that may jeopardize the lender's enforcement of its creditor's rights, the lender shall be entitled to require that the capital subscription obligations of the borrower's shareholders be accelerated, and the borrower undertakes that its shareholders shall promptly contribute capital as required by the lender. The lender shall be entitled to require the borrower and its shareholders not to distribute dividends.

22. The borrower undertakes that the transaction background of this loan business is true and lawful, and that it has not been used for money laundering or other illegal purposes.

23. The borrower hereby irrevocably undertakes that, upon breach of any obligation under this contract, the lender may report and disclose the borrower's default and dishonesty information to the People's Bank of China and its established or approved credit reference institutions and credit reference systems, or to banking industry associations, banking regulatory authorities, or other administrative/judicial/supervisory authorities and their established or recognized information management systems, or to news media.

The borrower simultaneously irrevocably authorizes the relevant banking industry association to share the borrower's dishonesty information among banking financial institutions and even to publicly disclose it through appropriate means.

The borrower is aware that the lender is entitled to take various measures in accordance with this contract, and is aware that the lender is entitled to adopt, or banking financial institutions such as the lender are entitled to jointly adopt, joint default and dishonesty disciplinary and rights-protection measures such as reducing or ceasing credit facilities, ceasing the opening of new settlement accounts, and ceasing the issuance of new credit cards to the borrower's legal representative or the borrower.

24. Other matters represented and undertaken by the borrower: [blank].

Article 12 Acceleration of the Loan

1. During the loan term, if any of the following circumstances occurs with respect to the borrower or the guarantor (including but not limited to the guarantor, mortgagor, or pledgor; likewise below), the lender shall be entitled to unilaterally decide to cease payment of the undrawn portion of the loan to the borrower and to accelerate part or all of the loan principal and interest. In the case of installment repayment of the loan, if the lender accelerates one installment of the loan in accordance with this contract, the other unmatured installments shall be deemed accelerated:

(i) Providing false materials or concealing material operational or financial facts; any of the certifications and documents submitted to the lender and any of the representations and undertakings in Article 11 of this contract are proven to be untrue, inaccurate, incomplete, or deliberately misleading.

(ii) Without the lender's written consent, arbitrarily changing the original agreed purpose of the loan, misappropriating the loan, or using the loan to engage in illegal or non-compliant transactions.

(iii) Using false contracts with related parties to discount or pledge receivables such as notes receivable or accounts receivable without actual trade background to obtain the lender's funds or credit facilities.

(iv) Refusing to accept the lender's supervision and inspection of the use of credit funds and relevant operational and financial activities.

(v) Occurrence of material matters such as merger, division, acquisition, restructuring, equity transfer, external investment that may affect its debt repayment capacity, or material increase in debt financing, which the lender considers may affect the safety of the loan.

(vi) Intentionally evading the lender's creditor's rights through related-party transactions.

(vii) Deterioration of credit standing, with a marked weakening of repayment capacity (including contingent liabilities).

(viii) Occurrence of a cross-default event as provided in Article 15 of this contract with respect to the borrower or its affiliated enterprises, or the guarantor or its affiliated enterprises.

(ix) The borrower fails to repay the principal and interest of the loan under this contract on schedule.

(x) The borrower ceases to repay its debts, or is unable or indicates that it is unable to repay its maturing debts.

(xi) The borrower suspends business, ceases operations, is declared bankrupt, dissolves, has its business license revoked, is deregistered, or suffers deterioration of its financial condition.

(xii) The borrower fails to perform its obligations under Article 10 and Article 13 of this contract or other obligations under this contract, or the guarantor fails to perform its obligations under the security contract.

(xiii) The value of the mortgaged property or pledged property used as security has been or may be materially reduced, or the pledged rights must be realized before the loan matures.

(xiv) Abnormal change, disappearance, or investigation by judicial authorities or restriction of personal freedom of the legal representative, key individual investors, directors, supervisors, or senior management of the borrower or the guarantor, which has or may affect the performance of obligations under this contract.

(xv) The borrower/guarantor, or the controlling shareholder, actual controller, or their related persons of the borrower/guarantor, is involved in material litigation, arbitration, or other disputes, or its material assets are sealed, frozen, deducted, subject to compulsory enforcement, or subjected to other measures of similar effect, which may jeopardize or prejudice the lender's rights and interests.

(xvi) Other events stipulated in this contract, or other events that, based on the borrower's fund return situation or otherwise, jeopardize, prejudice, or may jeopardize or prejudice the lender's rights and interests.

2. Upon the occurrence of the above loan acceleration circumstances, the lender may, based on the borrower's production and operation, financial condition, fund return situation, and other factors, unilaterally decide whether to grant the borrower a certain grace period. If the lender grants the borrower a grace period, and the borrower still fails to take remedial measures during the grace period or the remedial measures taken do not meet the lender's requirements, the lender shall be entitled to unilaterally decide to accelerate the loan. The lender may also decide not to grant the borrower a grace period and directly accelerate the loan.

3. Upon acceleration of the loan, the lender shall be entitled to take corresponding measures in accordance with Article 14.2 of this contract.

Article 13 Borrower's Obligation to Disclose Material Transactions and Material Events to the Lender

1. The borrower shall promptly report in writing to the lender any material transactions and material events that occur with respect to the borrower.

2. If the borrower is a group client, the borrower shall, in accordance with relevant regulations, promptly report to the lender related-party transactions exceeding 10% of the borrower's net assets, including but not limited to:

(i) The related-party relationships among the transaction parties.

(ii) The transaction items and the nature of the transactions.

(iii) The transaction amounts or corresponding ratios.

(iv) The pricing policies (including transactions with no amount or only nominal amounts).

3. If the fundamental conditions of the contract undergo a material change that was unforeseeable at the time of contracting and is not a commercial risk, requiring renegotiation, the borrower shall promptly notify the lender within three working days after such change occurs.

Article 14 Liability for Breach of Contract

1. After this contract becomes effective, both the borrower and the lender shall perform their obligations as agreed in this contract. Any party that fails to perform or fails to fully perform its obligations under this contract shall bear corresponding liability for breach of contract.

2. If the borrower fails to use the loan in accordance with the agreed purpose under this contract, fails to make loan fund payments in the agreed manner, fails to comply with representations and undertakings, provides inaccurate information in loan application documents, breaches agreed financial indicators, commits a material cross-default event, or otherwise fails to perform any provision of this contract, the lender shall be entitled to take one or more of the following measures:

(i) Require the borrower to rectify the breach within a specified period.

(ii) Cease or suspend disbursement of the undrawn portion of the loan under this contract, and cease or suspend payment of the unpaid loan funds under this contract.

(iii) Require the borrower to supplement loan disbursement and payment conditions that meet the lender's requirements, or adjust the loan payment method, and cancel the borrower's use of the loan under the "self-payment" method.

(iv) Unilaterally decide to reduce the credit facility amount.

(v) Unilaterally decide to accelerate all or part of the debt.

(vi) Unilaterally terminate or rescind this contract, require the borrower to repay matured or unmatured loan principal and interest, and pay or compensate for relevant losses.

(vii) If the loan is overdue, require the borrower to pay overdue penalty interest; if the borrower misappropriates the loan, require the borrower to pay misappropriation penalty interest; require the borrower to pay compound interest on unpaid interest (including interest before and after loan maturity, misappropriation penalty interest, and overdue penalty interest).

(viii) Require the borrower to add or replace guarantors, mortgaged property, pledged property/pledged rights.

(ix) Enforce or realize any rights under any security relating to the loan.

(x) Without judicial proceedings, directly deduct funds from any account opened by the borrower with the lender or any branch or subsidiary of Industrial Bank, or instruct the account-opening bank of the borrower to deduct funds from the borrower's account, including but not limited to loan principal and interest (including principal, interest, penalty interest, and compound interest), liquidated damages, compensation for damages, and the lender's costs of enforcing its rights, etc. The borrower agrees that the lender shall be entitled to determine the specific order of deduction. If the currency of the funds in the account differs from the loan currency, the lender shall be entitled to convert the funds at the middle rate published by the lender on the deduction date and make the deduction in the loan currency. If any account referred to in this clause involves wealth management products or structured deposits, the lender shall be entitled to directly initiate redemption applications for the relevant products or take other necessary measures to ensure the lender's smooth deduction of the aforesaid amounts.

(xi) Initiate litigation, arbitration, or apply to a notary institution for issuance of an enforcement certificate, requiring the borrower to repay the loan principal and interest, with the creditor's costs of enforcing its rights to be borne by the borrower.

(xii) The lender shall be entitled to seize or place a lien on any movable or immovable property, tangible or intangible property, of the borrower that is under the lender's control and possession, or take other measures the lender deems appropriate.

(xiii) The lender shall be entitled to report and disclose the borrower's default and dishonesty information to the People's Bank of China and its established or approved credit reference institutions and credit reference systems, or to banking industry associations, banking regulatory authorities, or other administrative/judicial/supervisory authorities and their established or recognized information management systems, or to news media, and may simultaneously adopt, or jointly adopt with other banking financial institutions, joint default and dishonesty disciplinary and rights-protection measures such as reducing or ceasing credit facilities, ceasing the opening of new settlement accounts, and ceasing the issuance of new credit cards to the borrower's legal representative or the borrower.

(xiv) Adjust the loan interest rate.

(xv) Downgrade the loan risk classification.

(xvi) Take other measures provided by laws and regulations, agreed in this contract, or deemed appropriate by the lender.

3. If, while the drawdown conditions precedent and loan fund payment conditions under this contract have been satisfied, the lender fails to provide the loan on the agreed date and in the agreed amount, causing loss to the borrower, the lender shall compensate the borrower for the direct economic loss arising therefrom. However, in any event, the lender shall not be liable for any indirect loss, whether foreseeable or unforeseeable, incurred by the borrower as a result.

4. During the performance of this contract, if the lender's entrusted payment is erroneous or delayed, or the borrower breaches this contract by arranging self-payment, or other losses arise, due to materials provided by the borrower being untrue, inaccurate, incomplete, or otherwise defective, the lender shall not bear any liability.

5. The lender shall not bear any liability for loan disbursement and payment disputes or other losses arising from the freezing of the loan disbursement account or the payee's account as agreed in this contract, or from other reasons.

6. If any of the following events occurs with respect to the guarantor (i.e., the guarantor, mortgagor, or pledgor) under this contract, the lender shall be entitled to take measures in accordance with Article 14.2 hereof:

(i) The guarantor fails to perform the provisions of the guarantee contract, or its credit standing deteriorates, or any other event occurs that weakens the guarantor's guarantee capacity.

(ii) The mortgagor fails to perform the provisions of the mortgage contract, or intentionally damages the mortgaged property, or the value of the mortgaged property may be or has been materially reduced, or any other event occurs that prejudices the lender's mortgage rights.

(iii) The pledgor fails to perform the provisions of the pledge contract, or the value of the pledged property has been or may be materially reduced, or the pledged rights must be realized before the loan is repaid, or any other event occurs that prejudices the lender's pledge rights.

Article 15 Cross-Default

If the borrower or its affiliated enterprises, or the guarantor or its affiliated enterprises, exhibits any of the following circumstances, it shall be deemed that the borrower is simultaneously in default under this contract, and the lender shall be entitled to accelerate the loan in accordance with Article 12 of this contract and require the borrower to bear liability for breach of contract in accordance with Article 14 of this contract:

(i) Any loan, financing, or debt is or may be in default or has been declared prematurely due.

(ii) Any guarantee or similar obligation is not performed, or there is a possibility of non-performance.

(iii) Failure to perform or breach of any legal document or contract relating to debt guarantees or other similar obligations, or a possibility of such failure or breach.

(iv) Occurrence or imminent occurrence of inability to repay matured debts or matured loans/financing.

(v) Declaration or imminent declaration of bankruptcy through legal proceedings.

(vi) Transfer of its assets or property to other creditors.

(vii) Other circumstances that jeopardize the safety of the loan principal and interest under this contract.

Article 16 Continuing Nature of Obligations

All obligations of the borrower under this contract are of a continuing nature and shall have full and equal binding force on its successors, agents, receivers, assignees, and entities formed after its merger, reorganization, name change, etc.

Article 17 Acceleration of Principal and Interest Clause

The borrower agrees that, upon the borrower's failure to perform the representations and undertakings in Article 11 of this contract, or upon the borrower's failure to perform any obligation under this contract, the lender shall be entitled to determine that the borrower's obligation to repay any other obligation owed to the lender, including all matured and unmatured principal and interest (including penalty interest and compound interest) of the loan under this contract, shall become immediately due.

Article 18 Right of Subrogation

The borrower hereby expressly declares that, regardless of whether the lender's creditor's rights have matured, if the limitation period for the borrower's creditor's rights or ancillary rights related thereto is about to expire, or the borrower has failed to timely file a claim in bankruptcy proceedings, or if a borrower default occurs or the borrower is unable to repay the lender's matured loan (including but not limited to principal, interest, and expenses) or other circumstances affecting the enforcement of the lender's creditor's rights arise, the lender shall be entitled to exercise the right of subrogation with respect to any creditor's rights, accounts receivable, and other property rights and interests of the borrower against any third party, as well as ancillary rights related to the aforesaid rights, including but not limited to, by way of subrogation, demanding the borrower's counterparty to perform toward the borrower, filing claims with the bankruptcy administrator, or taking other necessary actions. The borrower waives all defenses.

Article 19 Governing Law, Jurisdiction, and Dispute Resolution

1. The formation, effectiveness, performance, rescission, interpretation, and dispute resolution of this contract shall all be governed by the laws of the People's Republic of China (for purposes of this contract, excluding the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan region).

2. Any dispute arising from this contract shall be resolved by the borrower and the lender through friendly negotiation. If friendly negotiation fails, both parties agree to resolve the dispute in accordance with the following: Item III.

(I) File a lawsuit with the people's court at the lender's domicile.

(II) Submit to [blank] Arbitration Commission for arbitration in accordance with the arbitration rules of that commission in effect at the time of arbitration. To the extent permitted by the arbitration rules, both parties agree to adopt summary procedure for hearing. The arbitral award shall be final and binding on both parties. The place of the arbitration hearing shall be [blank].

(III) Other method: file a lawsuit with the people's court at the place of contract execution.

3. During the dispute period, the provisions of this contract not implicated in the dispute shall continue to be performed.

Article 20 Document Exchange, Correspondence, and Notices

1. The borrower agrees and confirms that the following addresses shall serve as the addresses for service of notices under this contract and for service of legal documents (including but not limited to various notices and documents between the contracting parties; complaints (or arbitration applications) and evidence, summonses, notices to respond, notices to produce evidence, notices of hearing, payment orders, judgments (arbitral awards), rulings, mediation statements, enforcement notices, notices to perform within a prescribed period, and other legal documents served by courts or arbitral tribunals in litigation or arbitration proceedings, security interest enforcement proceedings, and enforcement stage proceedings; and various notices and legal documents served by notary institutions) in connection with disputes, and further agrees that the lender, notary institutions, courts, and other judicial authorities, as well as other persons serving notices and legal documents, shall all be entitled to choose paper-based or electronic means of service. Electronic means of service include but are not limited to email, the China Judicial Process Information Online website, the national unified service platform, local or specialized court online service platforms, and the server's electronic online platforms and electronic apps.

(1) Borrower's address:

a. Borrower's name: WIPO (Shanghai) New Energy Technology Co. Ltd.

Borrower's address: Room 18, 17th Floor, Hongyun Building, No. 501 Wuning Road, Putuo District, Shanghai

Postal code: 200042

Contact telephone: [REDACTED]

Contact person: Liu Yuejin

b. Name of designated recipient (if any): [blank]

Designated recipient's address: [blank]

Postal code: [blank]

Contact telephone: [blank]

(2) The borrower agrees and confirms that any of the following electronic communication addresses shall also be valid service addresses:

a. Fax reception, number: [blank]

b. Email, address: [blank]

c. Mobile SMS, receiving number: [REDACTED]

d. WeChat, account number: [blank]

e. QQ, receiving number: [blank]

f. Other electronic communication addresses: [blank]

2. The service addresses agreed in Article 20.1 shall apply during all stages, including the non-litigation stage and, after disputes enter arbitration or litigation proceedings, the first instance, second instance, retrial, enforcement, security interest enforcement proceedings, summary procedure, and compulsory enforcement notarization stages. If the aforesaid service addresses change, the borrower shall notify the lender in writing in advance (and during litigation or arbitration shall also notify the arbitral tribunal or court in writing in advance; if compulsory enforcement notarization has been completed, shall also notify the original notary institution in writing) to re-confirm the service address and obtain an acknowledgment. If no advance notice is given, the service address shall be deemed unchanged, and the borrower shall bear the corresponding legal consequences. The service address agreed in Article 20.1 shall remain a valid service address.

3. Any document, correspondence, notice, or legal document sent to any of the addresses agreed in Article 20.1 shall be deemed served on the following dates (service on the designated recipient shall be deemed service on the person):

(i) By mail (including express delivery, ordinary mail, and registered mail): the fifth working day after the date of mailing shall be deemed the date of service.

(ii) By fax, email, mobile SMS, WeChat, QQ, or other electronic communication addresses: the date of sending shall be deemed the date of service.

(iii) By personal delivery: the date of the recipient's signature shall be deemed the date of service. If the recipient refuses to accept delivery, the server may record the delivery process by photographing or video recording and leave the document at the premises, which shall also be deemed service.

4. If actual service is impossible due to the service address provided or confirmed by the borrower being inaccurate or untrue, or due to the borrower's failure to promptly notify the other party, the arbitration institution, the people's court, or the notary institution of a change of service address, the borrower shall bear the corresponding legal consequences, and service shall be deemed effectively completed as follows:

(i) For mail service: the date of return of the document shall be deemed the date of service.

(ii) For personal delivery: the date on which the server records the circumstances on the service acknowledgment form on the spot shall be the date of service.

(iii) For electronic service: the date of sending shall be the date of service.

5. The lender's service address shall be its domicile set forth in this contract. If the lender sends notices by posting announcements on its website, online banking, telephone banking, or business outlets, the date of posting the announcement shall be deemed the date of service. The lender shall in no event bear any liability for any transmission errors, omissions, or delays in postal, fax, telephone, or any other communication systems.

6. The parties agree that each party's company seal, office seal, financial seal, contract seal, mail receipt and dispatch seal, and the lender's credit business seal, etc. are all valid seals for notices or correspondence, service of legal documents, and exchange of correspondence. All staff members of the borrower's entity are authorized recipients for document exchange, correspondence, and notices.

7. This article is an independent provision of this contract and shall not be affected by the validity of this contract or its other provisions.

Article 21 Contract Effectiveness and Other Matters

1. This contract shall become effective upon being signed or sealed or fingerprinted by the contracting parties.

2. During the effective period of this contract, any forbearance, grace, or delay by the lender in exercising its rights or interests under this contract granted to the borrower or guarantor shall not prejudice, affect, or limit any and all rights and interests the lender is entitled to under applicable laws and this contract, shall not be deemed a waiver of the lender's rights and interests under this contract, and shall not affect any obligation of the borrower under this contract.

3. If, due to changes in state laws, regulations, or regulatory policies, the lender's performance of its loan disbursement obligations under this contract becomes inconsistent with laws, regulations, or regulatory requirements, the lender shall be entitled to unilaterally terminate the contract and declare all disbursed loans prematurely due, and the borrower shall immediately repay them as required by the lender. The lender shall bear no legal liability for its inability to perform or to perform in accordance with the contract due to such reasons.

4. The lender shall bear no liability for failure to disburse the loan or process payment on time due to force majeure, communication or network failure, lender system failure, or similar reasons, but shall promptly notify the borrower.

5. The lender shall be entitled, based on operational management needs, to authorize or entrust other branches of Industrial Bank to perform the rights and obligations under this contract (including but not limited to authorizing or entrusting other branches of Industrial Bank to execute relevant contracts, etc.), or to transfer the loan under this contract to other branches of Industrial Bank for undertaking and management. The borrower acknowledges the same, and the lender need not obtain separate consent from the borrower for the aforesaid actions.

6. If at any time any provision of this contract is or becomes illegal, invalid, or unenforceable in any respect, the legality, validity, or enforceability of the remaining provisions of this contract shall not be affected or impaired in any way.

7. The lender has drawn the borrower's particular attention to the "Important Notice Before Signing" content of this contract. The borrower has carefully read and comprehensively, fully, and accurately understood all provisions regarding the rights and obligations of both parties under this contract as well as the "Important Notice Before Signing." The lender has, at the applicant's request, provided full explanation and clarification of the relevant provisions and personal information processing rules. Both parties have a fully consistent understanding of all provisions of this contract and have no objection to the contract content.

8. The section headings in this contract are inserted for convenience of reading only and shall not be used for interpretation of this contract or for any other purpose.

9. The appendices to this contract are an integral part of this contract and have the same legal effect as the main body of this contract.

10. This contract is executed in six originals, with the lender holding four, the borrower holding one, and the Shanghai SME Policy-Based Financing Guarantee Fund Management Center holding one, each having equal legal effect.

Article 22 Notarization and Voluntary Acceptance of Compulsory Enforcement

1. If either party to this contract requests notarization, the other party agrees to have the contract notarized at a notary institution prescribed by the state in accordance with the requesting party's requirements.

2. A contract for which compulsory enforcement notarization has been completed shall have compulsory enforcement effect. If the borrower fails to perform or improperly performs the obligations, or if circumstances provided by laws and regulations or agreed in this contract for the lender to enforce its creditor's rights arise, the borrower agrees that the lender may apply to a notary institution for issuance of an enforcement certificate with compulsory enforcement effect. The borrower voluntarily accepts the compulsory enforcement measures directly applied for by the lender with such enforcement certificate before the competent people's court, is aware of the corresponding legal consequences, and undertakes not to raise any objection or defense.

3. The parties agree that, prior to issuing an enforcement certificate, the notary institution shall be entitled, in accordance with the "Document Exchange, Correspondence, and Notices" article of this contract, to verify the relevant default facts such as the borrower's failure to perform or improper performance of obligations by any one or more means including mail, telephone, fax, email, mobile SMS, WeChat, QQ, personal delivery, and face-to-face interviews. Where verification is conducted by telephone or face-to-face interview, the conclusion of the interview or call shall be deemed service. Where verification is conducted by mail, fax, email, mobile SMS, WeChat, QQ, personal delivery, or other means, the date of service shall be determined in accordance with the "Document Exchange, Correspondence, and Notices" article of this contract.

4. If the borrower disputes the default facts verified under the preceding paragraph, it shall provide written evidence and sufficient proof to the notary institution within five working days from the date of service. If the borrower fails to provide evidence within the prescribed period, or if the notary institution considers the evidence insufficient to support its claim, the borrower shall be deemed to have confirmed the relevant default facts such as failure to perform or improper performance of obligations, and to have agreed that the notary institution may issue an enforcement certificate upon the lender's application. Where the notary institution has other provisions on the method of verification and the period for evidence submission, such provisions shall prevail.

Article 23 Supplementary Provisions [blank / contract ends]

Lender (Seal): Industrial Bank Co., Ltd. Shanghai Shizhong Sub-branch [Seal affixed]

Borrower (Seal): WIPO (Shanghai) New Energy Technology Co. Ltd. [Seal affixed]